UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: February 2, 2004

Equity Oil Company
(Exact Name of Registrant as Specified in Its Charter)

Colorado (State or other jurisdiction of incorporation)	000-00610 (Commission File Number)	87-0129795 (IRS Employer Identification #)

10 West Broadway, Suite 806, Salt Lake City, Utah 84101
(Address of Principal Executive Offices, Zip Code)

(801) 521-3515

(Registrant’s Telephone Number, Including Area Code)

Item 5. Other Events and Regulation FD Disclosure

On February 2, 2004, Whiting Petroleum Corporation (NYSE: WLL) ("Whiting") and Equity Oil Company (Nasdaq: EQTY) ("Equity") issued a joint press release announcing that Whiting, Equity and WPC Equity Acquisition Corp., a wholly-owned subsidiary of Whiting ("Merger Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Merger Sub will merge with and into Equity resulting in Equity becoming a wholly-owned subsidiary of Whiting (the "Merger").

Upon consummation of the Merger, each share of Equity common stock held by Equity’s shareholders will be converted into the right to receive 0.185 shares of Whiting common stock and cash in lieu of any fractional shares. The Merger is subject to the approval of shareholders owning two-thirds of the outstanding Equity shares and other standard closing conditions. Two members of the board of directors (Mr. Paul M. Dougan and Mr. John W. Straker, Jr.), in their individual capacities as shareholders, have agreed with Whiting to vote their Equity shares representing approximately 16% of Equity’s outstanding common stock in favor of the Merger and have given Whiting an option to acquire their shares under certain circumstances. There can be no assurance that the Merger will close.

A copy of the Merger Agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference. A copy of each of the shareholder agreements of Mr. Dougan and Mr. Straker are filed as Exhibits 10.2 and 10.3, respectively, and are incorporated herein by reference. A copy of the joint press release announcing the execution of the Merger Agreement is filed as Exhibit 99.1 hereto.

Item 7. Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits.

10.1	Agreement and Plan of Merger, dated February 1, 2004, by and among Whiting Petroleum Corporation, WPC Equity Acquisition Corp. and Equity Oil Company.
10.2	Shareholder Agreement, dated February 1, 2004, by and among Whiting Petroleum Corporation, WPC Equity Acquisition Corp. and Paul M. Dougan.
10.3	Shareholder Agreement, dated February 1, 2004, by and among Whiting Petroleum Corporation, WPC Equity Acquisition Corp. and John W. Straker, Jr.
99.1	Joint Press Release of Whiting Petroleum Corporation and Equity Oil Company, dated February 2, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY OIL COMPANY

By: /s/ Paul M. Dougan
Paul M. Dougan
President and Chief Executive Officer

Dated: February 2, 2004

EQUITY OIL COMPANY

EXHIBIT INDEX TO FORM 8-K
Report Dated February 2, 2004

Exhibit No.	Description

10.1	Agreement and Plan of Merger, dated February 1, 2004, by and among Whiting Petroleum Corporation, WPC Equity Acquisition Corp. and Equity Oil Company.
10.2	Shareholder Agreement, dated February 1, 2004, by and among Whiting Petroleum Corporation, WPC Equity Acquisition Corp. and Paul M. Dougan.
10.3	Shareholder Agreement, dated February 1, 2004, by and among Whiting Petroleum Corporation, WPC Equity Acquisition Corp. and John W. Straker, Jr.
99.1	Joint Press Release of Whiting Petroleum Corporation and Equity Oil Company, dated February 2, 2004.